EXHIBIT 11

                    ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF INCOME PER COMMON SHARE
                        ($ in millions, except share data)

                             Three Months              Six Months
                             Ended June 30,            Ended June
                             1996       1995         1996       1995
Income before extraordinary
 item                 $     31.4 $     29.6   $     64.5 $     63.9

Extraordinary item,
 net                           -      (11.4)           -      (11.4)
Net income            $     31.4 $     18.2   $     64.5 $     52.5

Calculation of average number
 of shares outstanding:
Primary:
Weighted average number
 of common             61,421,032 62,843,637    61,423,218 63,231,657
 outstanding
Effect of shares
issuable under stock
options                  395,372    207,873      358,608    202,487
                      61,816,404 63,051,510   61,781,826 63,434,144

Fully diluted:
Weighted average
number of common
shares                61,421,032 62,843,637    61,423,218 63,231,657
outstanding
Effect of shares
issuable under stock
options(1)               374,269    206,843      374,269     206,843
                      61,795,301 63,050,480   61,797,487  63,438,500

Income per common share:
Primary:
Before extraordinary
 item                 $     0.51 $     0.47   $     1.04  $     1.01

Extraordinary item,
 net                           -      (0.18)           -       (0.18)
Net income            $     0.51 $     0.29   $     1.04  $     0.83

Fully diluted:
Before extraordinary
 item                 $     0.51 $     0.47   $     1.04  $     1.01

Extraordinary item,
 net                           -      (0.18)           -       (0.18)
Net income            $     0.51 $     0.29   $     1.04  $     0.83

(1) Such items are included in primary calculation. Additional shares represent difference between average price of common stock for the period and the end of period price.